UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          JUNIATA VALLEY FINANCIAL CORP
             ------------------------------------------------------
             (Exact Name of registrant as specified in its charter)

      PENNSYLVANIA                                      23-2235254
------------------------                          ----------------------
(State of Incorporation)                             (I.R.S. Employer
                                                  Identification Number)

   Title of each class                          Name of each exchange on
   to be so registered                             on which each class
                                                   is to be registered


------------------------                          ----------------------

          None                                             None
------------------------                          ----------------------


Securities to be registered pursuant to Section 12(g) of the Act:


                                     Rights
--------------------------------------------------------------------------------

                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

Registrant has entered into a Rights Agreement dated as of September 1, 2000, between Registrant and The Juniata Valley Bank (the "Agreement"), and has declared a dividend distribution of one Right for each share of the Registrant's common stock, par value $1.00 per share, issued and outstanding on August 21, 2000. Registrant is registering the Rights to be issued pursuant to the Agreement. Capitalized terms used herein have the meaning set forth in the Agreement.

The Registrant has authorized capital of 20,500,000 shares, consisting of 20,000,000 shares of common stock, par value $1.00 per share, and 500,000 shares of Preferred Stock without value.

Each Right entitles the holder thereof, following the Distribution Date, to purchase one share of the Common Stock for $26.25 per share, subject to adjustment as described in the Agreement.

As of August 21, 2000, there were 2,184,061 shares of common stock outstanding.

Rights may be exercised after the Distribution Date and on or before August 31, 2010, unless earlier redeemed by Registrant. Rights may be redeemed at a price of $.001 per Right at any time until fifteen (15) business days following a Shares Acquisition Date.

Registrant hereby incorporates by reference the following portions of the Agreement, attached hereto as Exhibit A:

         Definitions of the terms "Distribution Date" and "Shares Acquisition Date" on pages 4 and 6 respectively,

         Section 3, Issuance of Right Certificates

         Section 7, Exercise of Rights, Purchase Price Expiration Date of Rights

         Section 11, Adjustment of Purchase Price, Number of Shares or Number of Rights

         Section 12, Certificate of Adjusted Purchase Price or Number of
         Shares

         Section 13, Consolidation, Merger or Sale or Transfer of Assets or Earning Power

         Section 14, Fractional Rights and Fractional Shares

         Section 23, Redemption and Termination

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



Item 2. Exhibits.

   Exhibit 1: Rights Agreement Dated as of September 1, 2000 between Juniata Valley Financial Corp. and The Juniata Valley Bank which includes as Exhibit "A" the Form of Rights Certificate and as Exhibit "B" the Summary of Rights Agreement



                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            JUNIATA VALLEY FINANCIAL CORP.


                                    DATE: 8/21/00
                                         ---------------------------------------

                                    BY: /s/ A. Jerome Cook
                                       -----------------------------------------
                                            A. Jerome Cook, Chairman and CEO



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